                                                             Exhibit 23.2


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated April 11, 1996, except as to the first two paragraphs of note 17, which is dated as of October 10, 1996, with respect to the consolidated financial statements of Natural Gas Vehicle Systems, Inc. and subsidiary included herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated April 11, 1996, except as to the first two paragraphs of note 17, which is dated as of October 10, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                   /s/ KPMG Peat Marwick LLP


December 20, 1996
Long Beach, California